UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 23, 2006
Sirna Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-27914 (Commission File No.)	34-1697351 (I.R.S. Employer Identification Number)
185 Berry Street, Suite 6504
San Francisco, California 94107
(Address of principal executive offices)
Registrant’s telephone number, including area code: (415) 512-7200
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   OTHER EVENTS.
On May 23, 2006, Sirna Therapeutics, Inc. reported the following:
Withdrawal of selling stockholders from underwritten public offering of Sirna Therapeutics, Inc. common stock
Sirna Therapeutics, Inc. (“Sirna”) filed a prospectus supplement on May 15, 2006 with respect to a proposed underwritten offering of 10,000,000 shares of its common stock, par value $0.01 per share. As described in the prospectus supplement, 8,000,000 shares were to be offered by Sirna and 2,000,000 shares were to be offered by selling stockholders affiliated with Oxford Bioscience Partners, the Sprout Group and Venrock Associates. The offering as previously structured had contemplated an over-allotment option to purchase 1,000,000 shares of common stock from Sirna and 500,000 shares of common stock from the selling stockholders.
The selling stockholders have determined not to participate in the offering. As a result, the number of shares of Sirna common stock owned by these stockholders will not change, and their percentage ownership of Sirna common stock will change only as a result of the issuance and sale by Sirna of common stock in the offering. The offering will be conducted solely pursuant to the shelf registration statement covering the shares to be sold by Sirna (File No. 333-129944). No sales will be made pursuant to the shelf registration statement covering the shares to have been sold by the selling stockholders (File No. 333-108848).
Following the withdrawal of the selling stockholders from the offering, Sirna continues to offer 8,000,000 shares of common stock. Sirna intends to grant to the underwriters in the offering an option to purchase 1,200,000 shares of common stock to cover over-allotments, if any. The number of shares of common stock expected to be outstanding after the offering as described in the prospectus supplement has not changed.
Certain changes to Risk Factors
As a result of the withdrawal of the selling stockholders from the offering, the risk factors previously identified in the prospectus supplement under the headings “Concentration of ownership of our common stock may give certain stockholders significant influence over our business.” and “The sale of a substantial number of shares may lower the market price for our common stock.” have changed. The amended risk factors appear below. The remainder of the risk factors identified in the prospectus supplement remain unchanged and are not repeated here. Investors are urged to read all of the risk factors and all of the other information contained in the prospectus supplement and the accompanying prospectus and the other documents that Sirna has filed with the SEC for more complete information about Sirna and the public offering.

Concentration of ownership of our common stock may give stockholders affiliated with three of our board members significant influence over our business.
A small number of investors own a significant number of shares of our common stock. As of March 31, 2006, entities affiliated with Oxford Bioscience Partners, the Sprout Group and Venrock Associates, three of our largest investors, collectively owned approximately 42% of our outstanding common stock. After taking into account the 8,000,000 shares being sold by us in this offering, approximately 38% of our outstanding common stock will be held by affiliates of such investors after the offering. Three of eight members of our Board of Directors are affiliated with these investors and serve on our compensation committee, nominating and corporate governance committee and audit committee. If the directors affiliated with these investors were to act in concert, they could exercise significant influence over the votes of the Board of Directors and the nominating and corporate governance committee. If these investors were to act in concert, their concentration of stock ownership could allow them to exercise significant control over our strategic decisions and block, delay or substantially influence all matters requiring stockholder approval, such as the election of directors, amendment of our charter documents and approval of significant corporate transactions such as a merger or a sale of all or substantially all of our assets.
The interests of these investors may conflict with the interests of other holders of our common stock with regard to such matters. Furthermore, this concentration of ownership of our common stock could allow these stockholders to delay, deter or prevent a third party from acquiring control of us at a premium over the then-current market price of our common stock, which could result in a decrease in our stock price.
The sale of a substantial number of shares may lower the market price for our common stock.
The sale of a substantial number of shares of our common stock in the public market, which may be facilitated by our concentrated ownership, or the perception that such sales could occur, could significantly lower the market price for our common stock. As of March 31, 2006, we had 120,000,000 shares of common stock authorized for issuance and 62,276,753 shares of common stock outstanding, of which approximately 42% are held by entities affiliated with Oxford Bioscience Partners, the Sprout Group and Venrock Associates, three of our largest investors. After taking into account the 8,000,000 shares being sold by us in this offering, we will have 70,276,753 shares of common stock outstanding, of which approximately 38% will be held by affiliates of such investors after the offering. In addition, as of March 31, 2006, there were 6,411,745 shares of common stock issuable upon exercise of our outstanding options and 13,744,937 shares of common stock reserved for issuance under our equity incentive and employee stock purchase plans and upon exercise of outstanding warrants.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 23, 2006
SIRNA THERAPEUTICS, INC.
(Registrant)

By:	/s/ Gregory L. Weaver

Name:	Gregory L. Weaver
Title:	Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)